Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIPATH TECHNOLOGY INC.

Tripath Technology Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.            The present name of the corporation is Tripath Technology Inc. (this “Corporation”).

B.            The original certificate of incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on July 12, 2000.  That original certificate of incorporation was amended and restated by an amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on August 4, 2000.  That amended and restated certificate of incorporation was amended by a certificate of amendment of the amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on June 7, 2006.

C.            This Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of this Corporation.

D.            This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

E.             This Amended and Restated Certificate of Incorporation shall become effective in accordance with the General Corporation Law of the State of Delaware upon its filing with the Secretary of State of the State of Delaware

F.             The certificate of incorporation of this Corporation, as heretofore in effect, is hereby amended and restated to read as follows:

FIRST:            The name of this Corporation shall be:  Etelos, Inc.

SECOND:       Its registered office in the State of Delaware is to be located at 615 South Dupont Highway, in the City of Dover, County of Kent, 19901 and its registered agent at such address is National Corporate Research, Ltd.

THIRD:          The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:      (a)    This Corporation is authorized to issue a total of Three Hundred Million (300,000,000) shares of stock.  Two Hundred Fifty Million (250,000,000) shares shall be designated “Common Stock” with a par value of $0.01 per share and Fifty

Million (50,000,000) shares shall be designated “Preferred Stock” with a par value of $0.01 per share.

(b)           The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors of this Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by this Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

(c)           Subject to any vote expressly required by the certificate of incorporation of this Corporation, authority is hereby expressly granted to the board of directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Delaware General Corporation Law.  Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

FIFTH:                   The board of directors of this Corporation shall have the power to adopt, amend or repeal the bylaws.

SIXTH:                   (a) Exculpation.  To the fullest extent permitted by the Delaware General Corporate Law, no director shall be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors’ duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of this Corporation’s stockholders, further reductions in the liability of this Corporation’s directors for breach of fiduciary duty, then a director of this Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(b) Indemnification. To the extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

(c) Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article Sixth shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

IN WITNESS WHEREOF, this Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its chief executive officer as of the 22 day of April, 2008, declaring that the facts stated herein are true.

/s/ Jeffrey L. Garon
Jeffrey L. Garon, Chief Executive Officer